                                                                    EXHIBIT 10.2
                              COMMUNITY FIRST, INC.
                        ORGANIZERS STOCK OPTION AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of this _____ day of ____________, 2002, by and between COMMUNITY FIRST, INC. (the "Company"), a Tennessee corporation and bank holding company with its principal place of business in Columbia, Tennessee, and ______________________________ ("Optionee").

         WHEREAS, the Company is the sole shareholder of Community First Bank & Trust (the "Bank"); and

         WHEREAS, the Company became the sole shareholder of the Bank pursuant to a share exchange effective as of August 1, 2002 (the "Share Exchange"); and

         WHEREAS, prior to the Share Exchange, the Bank had in place the Community First Bank & Trust Stock Option Plan (the "Bank Plan") which among other things authorized the grant of options to acquire stock of the Bank to organizers of the Bank in connection with their financial contributions and related services rendered to the Bank during its organization; and

         WHEREAS, pursuant to the Bank Plan, the Bank had entered into an Organizers Stock Option Agreement dated as of ____________________, 19__, (the "Original Grant Date") with Optionee pursuant to which the Bank granted Optionee the option to purchase certain stock of the Bank (the "Bank Option Agreement"); and

         WHEREAS, in connection with the Share Exchange, the Company and the Bank entered into an agreement pursuant to which the Company assumed the obligations of the Bank under the Bank Plan and under all stock option agreements entered into by the Bank pursuant to the Bank Plan and further agreed to amend and restate the Bank Plan and all such option agreements so that they would be on substantially the same terms as immediately before the Share Exchange except that such option agreements would provide for options to acquire stock in the Company rather than stock in the Bank and all obligations of the Bank thereunder would be obligations of the Company rather than the Bank; and

         WHEREAS, the Company has adopted the Community First, Inc. Stock Option Plan (the "Plan") to amend, restate, replace, and supersede the Bank Plan in accordance with the foregoing; and

         WHEREAS, the Company and the Optionee desire to enter into this Agreement to amend, restate, replace, and supersede the Bank Option Agreement;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties agree as follows:

         1. The Plan amends, restates, replaces, and supersedes the Bank Plan and this Agreement amends, restates, replaces, and supersedes the Bank Option Agreement. Neither the Company nor the Bank shall have any further obligations under the Bank Plan or under the Bank Option Agreement, and the Optionee shall have no rights under the Bank Plan or the Bank Option Agreement. The Optionee hereby waives any right he or she may have had to receive notice of the Share Exchange or the amendment, restatement, replacement, and/or superseding of the Bank Plan or the Bank Option Agreement. The Optionee agrees that neither the Share Exchange nor the amendment, restatement, replacement, or superseding of the Bank Plan or the Bank Option Agreement result in the vesting of any options to acquire stock of the Bank or the Company.

         2. The Bank hereby grants to Optionee, and Optionee hereby accepts, an option to purchase _________________ shares of common stock, Ten and No/100 Dollars ($10.00) par value of the Company (the "Stock"), at an option price of Twenty and No/100 Dollars ($20.00) per share of stock, the original issue price of the Bank's stock (the "Organizer Options"). The number of shares of Stock underlying such option is equal to the total dollar amount Optionee contributed to the Bank's Organizational Expense Fund, divided by the option price of Twenty and No/100 Dollars ($20.00) per share. No fractional shares will be granted. This Agreement shall be limited and construed as necessary in order that the Organizer Options may be treated as Non-Qualified Stock Options for federal income tax purposes and not be treated as Incentive Stock Options.

         3. The Organizer Options granted herein shall vest at the rate of one-third (1/3) of the total number of shares granted under this Agreement, rounded down to the nearest whole number of shares, on each of the first and second anniversaries of the Original Grant Date, and the remainder shall vest on the third anniversary of the Original Grant Date.

         4. Subject to the terms of paragraphs 5 and 6, any vested Organizer Options may be exercised at any time during the period between their vesting date and the close of the business day coinciding with, or immediately following, the tenth anniversary of the Original Grant Date. Any Organizer Options that are unexercised after such time shall expire immediately as of that date.

         5. Subject to the terms of paragraph 6, in the event of the Optionee's death, the transferee of the Organizer Options granted by this Agreement shall have one year after the date of the Optionee's death to exercise all, or any portion of, such Organizer Options which have become vested, and any Organizer Options that are unexercised as of the close of the business day coinciding with, or immediately following, such date shall expire immediately.

         6. Notwithstanding any provision of this Agreement, in the event the Company or the Bank fails to satisfy the minimum regulatory requirements relating to its capitalization, vested and unvested Organizer Options shall be subject to one or more of the following actions by the primary state or federal regulator:

                  (a) The requirement of immediate exercise of all, or any portion of, Optionee's unexercised Organizer Options;

                  (b) The suspension of the right to exercise all, or any portion of, Optionee's unexercised Organizer Options;

                  (c) The forfeiture of all, or any portion of, Optionee's unexercised Organizer Options.

         7. Payment of the option price shall be made in cash or any other form acceptable to the Board of Directors of the Company.

         8. In the event of any increase in the number of issued shares of the Stock by reason of stock dividends or stock splits, the Company, in its discretion, may make any such adjustment that it deems appropriate in the total number of shares covered by any unexercised Organizer Options and the exercise price thereof.

         9. If the Company shall be consolidated with or merged with or into another entity (whether or not the Company shall be the surviving entity), or shall enter into a share exchange, or shall sell all or substantially all of its assets as part of a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or shall reclassify or reorganize its capital structure (except a stock dividend, split, or combination covered by Section 8 hereof), the number and kind of shares subject to the Organizer Options shall be increased or decreased to reflect the number of shares which the Optionee would have been entitled to receive in connection with such transaction if the shares subject to the Organizer Options had been issued and held by Optionee on the record date for such transaction. Notice of such consolidation, merger, sale, share exchange, reclassification, or reorganization and of said provisions proposed to be made shall be mailed to the Optionee not less than thirty (30) days prior to such record date. As a condition to any reorganization, reclassification, consolidation, merger or sale, in which the Company is not the survivor, or any share exchange in which the shareholders exchange or are deemed to have exchanged all of their shares of stock in the Company for shares of stock of some other entity, the Company or any successor, surviving, acquiring, or purchasing entity or other party to an exchange, as the case may be, shall agree that it is bound by this Agreement, that it will satisfy all of the obligations of the Company hereunder and that the Optionee shall have the right, upon exercise of the Organizer Options, on the terms and conditions hereof, to receive the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger, sale, or exchange by a shareholder of the number of shares of Stock issuable upon exercise of the Organizer Options immediately prior to such reorganization, reclassification, consolidation, merger, sale, or exchange, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9; provided, however, that Optionee shall be required to exercise all such options within twenty-four (24) months from the date of such reorganization, reclassification, consolidation, merger, sale, or exchange.

         10. When the transfer of the Stock covered by the Organizer Options may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction over the Company or the Bank or any subsidiary of either the Company or the Bank, the Company reserves the right to refuse to transfer such Stock, and shall return any tendered option price therefore.

         11. The Optionee shall have none of the rights of a shareholder with respect to any Stock subject to the Organizer Options until such Stock shall be issued upon exercise of such Option.

         12. The Optionee may freely assign or transfer the Options granted in this Agreement to the extent permitted by law. Options so transferred or assigned shall remain subject to the provisions of paragraphs 5 and 6 of this Agreement.

         13. The terms of the Plan, pursuant to which this Agreement is made, are incorporated herein by reference and expressly made a part of this Agreement.

         14. This Agreement shall be construed under the substantive laws and procedural provisions of the State of Tennessee, without regard to principles of conflict of laws, unless otherwise governed by federal law.

         15. This Agreement and the Plan represent the entire agreement with respect to the subject matter hereof and supercede all previous agreements, including without limitation, the Bank Option Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Optionee has accepted the Organizer Options, subject to the terms and conditions herein set forth, as of the date first written above.


COMMUNITY FIRST, INC.                                OPTIONEE

By:
   --------------------------------    -----------------------------------------

Title:                                 Print Name:
      -----------------------------               ------------------------------